Exhibit 4.1(i)

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Date of Issuance: March 17, 2017

LANTERN PHARMA INC

Preferred Stock Warrant

This certifies that ________________ or its assigns (“Holder”), for value received, is entitled to purchase from LANTERN PHARMA INC (the “Company”), _______ shares of fully paid and nonassessable shares of the Company’s Series A Preferred Stock, par value $0.01 (the “Warrant Stock”) at a price equal to the Stock Purchase Price (as such terms are defined below). Holder also may exercise this Warrant on a cashless or “net issuance” basis as described in Section 1(b) below. This Warrant is being issued in connection with the Series A Preferred Stock and Warrant Purchase Agreement, dated as of December 31, 2014 (the “Purchase Agreement”), between the Company and the Purchasers named therein. Capitalized terms used herein and not otherwise defined in this Warrant shall have the meaning(s) ascribed to them in the Purchase Agreement unless the context would otherwise require.

Additional defined terms for this Warrant. For purposes of this Warrant:

“Change of Control” means a “Deemed Liquidation Event” as defined in the Company’s Amended and Restated Certificate of Formation.

“Stock Purchase Price” shall be $5.45 per share.

“Qualified Public Offering” means a firm commitment underwritten public offering with a price per share of $21.64 or more (subject to adjustments for stock dividends, splits, combinations and similar events), net proceeds to the Company of not less than $25 million.

This Warrant may be exercised at any time and from time to time, during the period beginning on the date on which the Notes are converted into Equity Securities, and ending at 5:00 p.m.  (Pacific time) on December 31, 2020 (the “Expiration Date”) (subject to the automatic exercise of this Warrant in connection with a Change of Control or Qualified Public Offering pursuant to Section 4.3 below), upon surrender to the Company at its principal office of this Warrant properly endorsed with the purchase/exercise form attached hereto as Exhibit A duly executed by Holder, and upon payment in cash or by check of the aggregate Stock Purchase Price for the number of shares of Warrant Stock for which this Warrant is being exercised determined in accordance with the provisions hereof. The Stock Purchase Price and the number of shares purchasable hereunder are subject to further adjustment as provided in Section 4 of this Warrant.

This Warrant is subject to the following terms and conditions:

1.  Exercise; Issuance of Certificates; Payment for Shares.

(a)  Subject to the terms and conditions hereof, this Warrant is exercisable at the option of Holder, at any time or from time to time, on or before the Expiration Date for all or any portion of the shares of Warrant Stock that may be purchased hereunder for the Stock Purchase Price multiplied by the number of shares of Warrant Stock to be purchased. In the event that, pursuant to the Company’s Amended and Restated Certificate of Formation, an event causing automatic conversion of all of the Company’s Series A Preferred Stock shall have occurred prior to the exercise of this Warrant, in whole or in part, then this Warrant shall be exercisable for the number of shares of Common Stock of the Company into which the Warrant Stock not purchased upon any prior exercise of this Warrant would have been so converted. Subject to the provisions of Section 2, certificates for the shares of Warrant Stock so purchased shall be delivered to Holder hereof by the Company within a reasonable time after the rights represented by this Warrant have been so exercised. In the event that this Warrant is exercised for less than the full number of shares that may be purchased under this Warrant, the Company shall cancel this Warrant and execute and deliver a new Warrant of like tenor for the balance of the shares purchasable under this Warrant. Each stock certificate so delivered shall be in such denominations of Warrant Stock as may be requested by Holder hereof and shall be registered in the name of such Holder or such other name as shall be designated by such Holder, subject to the limitations contained in Section 2. No fractional shares shall be issued upon exercise of this Warrant. The Company shall, in lieu of issuing any fractional share, pay the holder entitled to such fraction a sum in cash equal to such fraction multiplied by the then effective Stock Purchase Price.

(b)  Cashless Exercise. Holder, in lieu of exercising this Warrant by the cash payment of the Stock Purchase Price pursuant to clause (a) of this Section 1, may elect, at any time on or before the Expiration Date, to surrender this Warrant and receive that number of shares of Warrant Stock computed using the following formula:

X = Y (A - B)
A

Where: X	=	the number of shares of Warrant Stock to be issued to Holder.

Y	=	the number of shares of Warrant Stock that Holder would otherwise have been entitled to purchase hereunder pursuant to Section 1(a) (or such lesser number of shares as Holder may designate in the case of a partial exercise of this Warrant).

A	=	the Per Share Price (as defined in Section 1(c) below) of one share of Warrant Stock at the time the net issuance election under this Section 1(b) is made.

B	=	the Stock Purchase Price then in effect.

Election to exercise under this Section 1(b) may be made by delivering the purchase/exercise form attached hereto as Exhibit A duly executed by Holder, to be followed by surrender of this Warrant.

(c)  For purposes of Section 1(b), “Per Share Price” means:

(i)  If this Warrant is exercised in connection with the Company’s Qualified Public Offering of Common Stock, and if the Company’s registration statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the Per Share Price shall be the product of (A) the initial “Price to Public” of the Common Stock specified in the final prospectus with respect to the offering and (B) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the time of such exercise, as applicable.

(ii)  If this Warrant is exercised prior to the date of the Company’s Qualified Public Offering of Common Stock, the Per Share Price shall be determined in good faith by the Board of Directors of the Company based on relevant facts and circumstances at the time of the net exercise under Section 1(b), including, in the case of a Change of Control, the consideration receivable by the holders of the Warrant Stock in such Change of Control and the liquidation preference (including any declared but unpaid dividends), if any, then applicable to the Warrant Stock; provided, however, where a public market exists for the Company’s Common Stock at the time of such exercise, the Per Share Price shall be the product of (x) the average of the closing bid and asked prices of the Common Stock or the closing price quoted on the national securities exchange on which the Common Stock is listed as published in the Wall Street Journal, as applicable, for the ten (10) trading day period ending five (5) trading days prior to the date of determination of the Per Share Price and (y) the number of shares of Common Stock into which each share of Warrant Stock is convertible at the time of such exercise, as applicable.

2.  Limitation on Transfer.

(a)  This Warrant and the Warrant Stock issuable hereunder shall not be transferable except upon the conditions specified in this Section 2, which conditions are intended to ensure compliance with the provisions of the Securities Act. Holder or any holder of the Warrant Stock issuable hereunder will cause any proposed transferee of the Warrant or Warrant Stock issuable hereunder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Section 2.

(b)  Each certificate or instrument representing (i) this Warrant, (ii) the Warrant Stock, (iii) shares of the Company’s Common Stock issued upon conversion of the Warrant Stock and (iv) any other securities issued in respect to the Preferred Stock or Common Stock issued upon conversion of the Warrant Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of this Section 2 or unless such securities have been registered under the Securities Act or sold under Rule 144) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

(c) Holder and each person to whom this Warrant is subsequently transferred represents and warrants to the Company (by acceptance of such transfer) that it is an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act) and that it will not transfer this Warrant (or securities issuable upon exercise hereof unless a registration statement under the Securities Act was in effect with respect to such securities at the time of issuance thereof) except pursuant to (i) an effective registration statement under the Securities Act, (ii) Rule 144 under the Securities Act (or any other rule under the Securities Act relating to the disposition of securities), or (iii) an opinion of counsel, reasonably satisfactory to counsel for the Company, that an exemption from such registration is available; provided, however, that Holder may transfer this Warrant without the consent of the Company or the necessity of an opinion of counsel as follows: (a) if Holder is a partnership or a limited liability company (an “LLC”), to a partner or member of such partnership or LLC or a retired partner or member of such partnership or LLC who retires after the date hereof; (b) to the estate of any person or partner or member or retired partner or member (referred to in clause (a)) or for a transfer by gift, will or intestate succession of any such person, partner or member to his or her spouse or to the siblings, lineal descendants or ancestors of such person, partner or member or his or her spouse or any partnership or LLC or other estate planning vehicle whose equity interests are beneficially and solely owned by such family members or trusts for the benefit of such family members; (c) to an affiliate (as defined pursuant to Rule 405 under the Act) for which Holder controls all of the equity interests; (d) if Holder is a trust, to a grantor or grantors of such trust; or (e) pursuant to SEC Rule 144 or any successor rule, or for a transfer pursuant to a registration statement declared effective by the SEC under the Act.

(d)  Market Stand-Off Provisions. Holder further agrees to be bound (and shall cause any transferee of this Warrant to be bound) by any “market stand-off” provisions applicable to Series A Preferred Stock in the Purchase Agreement.

(e)  Right of First Refusal and Co-Sale Agreement. Holder further agrees to be bound (and shall cause any transferee of this Warrant to be bound) by the Amended and Restated Right of Refusal and Co-Sale Agreement, dated as of March 17, 2017, by and between the Company and the Investors (as defined therein) and Key Holders (as defined therein) thereto.

3.  Shares to be Fully Paid; Reservation of Shares. The Company covenants and agrees that all shares of Warrant Stock which may be issued upon the exercise of the rights represented by this Warrant will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all preemptive rights of any stockholder and free of all taxes, liens and charges with respect to the issue thereof. The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved, for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant, a sufficient number of shares of authorized but unissued Warrant Stock, or other securities and property, when and as required to provide for the exercise of the rights represented by this Warrant. The Company will take all such action as may be necessary to assure that such shares of Warrant Stock may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of any domestic securities exchange upon which the Warrant Stock may be listed.

4.  Adjustment of Stock Purchase Price and Number of Shares. The Stock Purchase Price and the number of shares purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 4. Upon each adjustment of the Stock Purchase Price, Holder shall thereafter be entitled to purchase, at the Stock Purchase Price resulting from such adjustment, the number of shares obtained by multiplying the Stock Purchase Price in effect immediately prior to such adjustment by the number of shares purchasable pursuant hereto immediately prior to such adjustment, and dividing the product thereof by the Stock Purchase Price resulting from such adjustment.

4.1  Subdivision or Combination of Stock. In case the Company shall at any time subdivide its outstanding shares of Warrant Stock into a greater number of shares, the Stock Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Warrant Stock shall be combined into a smaller number of shares, the Stock Purchase Price in effect immediately prior to such combination shall be proportionately increased.

4.2  Dividends; Reclassification. If at any time or from time to time the holders of Warrant Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received or become entitled to receive, without payment therefor,

(a)  Warrant Stock, or any shares of stock or other securities whether or not such securities are at any time directly or indirectly convertible into or exchangeable for Warrant Stock, or any rights or options to subscribe for, purchase or otherwise acquire any of the foregoing by way of dividend or other distribution,

(b)  any cash paid or payable otherwise than as a cash dividend; provided, however, any extraordinary cash dividend, including without limitation a dividend recapitalization, shall not constitute a cash dividend, or

(c)  Warrant Stock or other or additional stock or other securities or property (including cash) by way of spin off, split-up, reclassification, combination of shares or similar corporate rearrangement, (other than shares of Warrant Stock issued as a stock split, adjustments in respect of which shall be covered by the terms of Section 4.1 above), then and in each such case, Holder hereof shall, upon the exercise of this Warrant, be entitled to receive, in addition to the number of shares of Warrant Stock receivable thereupon, and without payment of any additional consideration therefore, the amount of stock and other securities and property (including cash in the cases referred to in clauses (b) and (c) above) which such Holder would hold on the date of such exercise had he been the holder of record of such Warrant Stock as of the date on which holders of Warrant Stock received or became entitled to receive such shares and/or all other additional stock and other securities and property.

4.3  Automatic Exercise upon Change of Control or Initial Public Offering. In the event of a Change of Control or the Company’s Qualified Public Offering of Common Stock, unless Holder elects otherwise, this Warrant shall be deemed to have been exercised with respect to all shares of Warrant Stock purchasable hereunder, automatically on a cashless basis pursuant to Section 1(b) with no further action on the part of Holder, effective upon the consummation of the Change of Control or Qualified Public Offering.

4.4  Notice of Adjustment. Upon any adjustment of the Stock Purchase Price, and/or any increase or decrease in the number of shares purchasable upon the exercise of this Warrant, the Company shall give written notice thereof, by first class mail, postage prepaid, addressed to Holder at the address of Holder as shown on the books of the Company. The notice shall be signed by the Company’s chief financial officer and shall state the Stock Purchase Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

5.  No Voting or Dividend Rights. Nothing contained in this Warrant shall be construed as conferring upon Holder hereof the right to vote or to consent as a stockholder in respect of meetings of stockholders for the election of directors of the Company or any other matters or any rights whatsoever as a stockholder of the Company. No dividends or interest shall be payable or accrued in respect of this Warrant or the interest represented hereby or the shares purchasable hereunder until, and only to the extent that, this Warrant shall have been exercised; provided, however, any extraordinary cash dividend, including without limitation a dividend recapitalization, shall not constitute a cash dividend and shall be subject to adjustment in accordance with Section 4.2 hereof.

6.  Amendment and Waiver. Any term of this Warrant may be amended or waived upon written consent of the Company and the holders of a majority-in-interest of the Warrant Stock issuable upon exercise of all outstanding Warrants issued pursuant to the Purchase Agreement. By acceptance hereof, Holder acknowledges that in the event the required consent is obtained, any term of this Warrant may be amended or waived with or without the consent of the Holder; provided, however, that any amendment hereof that would materially adversely affect Holder in a manner different from the holders of the remaining Warrants issued pursuant to the Purchase Agreement shall also require the consent of Holder.

7.  Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth on the signature page hereto, or at such other address or facsimile number as either party shall have furnished to the other party in writing. Except as otherwise provided in this Warrant, all such notices and communications shall be effective (a) when sent by Federal Express or other overnight service of recognized standing, on the business day following the deposit with such service; (b) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid through the United States Postal Service, upon receipt; (c) when delivered by hand, upon delivery; and (d) when faxed, upon confirmation of receipt.

8.  Descriptive Headings and Governing Law. The descriptive headings of the sections of this Warrant are inserted for convenience only and do not constitute a part of this Warrant. This Warrant and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of law.

9.  Lost Warrants or Stock Certificates. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of any Warrant or stock certificate and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company, or in the case of any such mutilation upon surrender and cancellation of such Warrant or stock certificate, the Company at its expense will make and deliver a new Warrant or stock certificate, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Warrant or stock certificate provided, however, that, if the Company’s stock is publicly traded, the Company may require the posting of a bond in an amount and nature as is customary and reasonable given the circumstances.

10.  Reservation of Capital Stock. The Company has reserved, and will at all times prior to the Expiration Date continue to reserve and keep available, solely for issuance, sale and delivery upon the exercise of this Warrant, a number of shares of capital stock of the Company equal to the number of shares of capital stock issuable upon the exercise of this Warrant.

11.  Issue Date. The provisions of this Warrant shall be construed and shall be given effect in all respect as if it had been issued and delivered by the Company as of the Date of Issuance set forth above.

[Signature Page Follows]

LANTERN PHARMA INC.

By:
Title:	President & CEO
Date:

[Signature Page to the Warrant]

EXHIBIT A

PURCHASE/EXERCISE FORM

To: LANTERN PHARMA INC	Dated:

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby irrevocably elects to (a) purchase shares of the Warrant Stock covered by such Warrant and herewith makes payment of $ , representing the full purchase price for such shares at the price per share provided for in such Warrant, or (b) exercise such Warrant for shares purchasable under the Warrant pursuant to the Net Issue Exercise provisions of Section 1(b) of such Warrant.

The undersigned acknowledges that it has reviewed the representations and warranties contained in the Purchase Agreement (as defined in the Warrant) and by its signature below hereby makes such representations and warranties to the Company. Defined terms contained in such representations and warranties shall have the meanings assigned to them in the Purchase Agreement, provided that the term “Purchaser” shall refer to the undersigned and the term “Securities” shall refer to the Warrant Stock and the Common Stock of the Company issuable upon conversion of the Warrant Stock.

The undersigned further acknowledges that it has reviewed the lock-up provisions set forth in Section 4(h) of the Purchase Agreement and agrees to be bound by such provisions.

Signature:

Name (print):

Title (if applic.):

Company (if applic.):